UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 19, 2007 (January 18, 2007)

Brown-Forman Corporation

(Exact name of registrant as specified in its charter)

Delaware	002-26821	61-0243150

(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

850 Dixie Highway, Louisville, Kentucky	40210

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(502) 585-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 7.01 Regulation FD Disclosure
Item 9.01 Financial Statement and Exhibits
SIGNATURES
Ex-10.1 Third Amendment to Asset Purchase Agreement, dated January 18, 2007
Ex-10.2 January 18, 2007 Press Release

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
On January 18, 2007, Brown-Forman Corporation (“Brown-Forman”) entered into the Third Amendment (the “Third Amendment”) to the Asset Purchase Agreement dated as of August 25, 2006 among Jose Guillermo Romo de la Peña, Luis Pedro Pablo Romo de la Peña, Grupo Industrial Herradura, S.A. de C.V. (“Grupo Industrial Herradura”), certain of their respective affiliates, Brown-Forman and Brown-Forman Tequila Mexico, S. de R.L. de C.V., a subsidiary of Brown-Forman (the “Purchase Agreement”). The amendment reduced the Initial Purchase Price, as defined in the Purchase Agreement, from $876,000,000 to $776,000,000. The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On January 18, 2007, Brown-Forman completed the acquisition of substantially all of the assets of Grupo Industrial Herradura. Pursuant to the Purchase Agreement, Brown-Forman acquired substantially all of the assets of Grupo Industrial Herradura and its affiliates relating to its tequila business, including the Herradura and el Jimador tequilas, the New-Mix tequila-based ready to drink brand, the trade names and trademarks associated with such brands and other acquired brands, as well as related production facilities and sales and distribution organization in Mexico.
The consideration paid to the sellers at closing was approximately $778,000,000 in cash and the assumption of certain liabilities. The cash consideration reflected contractually agreed-to deductions from the Initial Purchase Price for certain receivables not purchased and a $10,000,000 holdback to be paid to the sellers subject to customary post-closing working capital adjustments and payment by Brown-Forman of certain taxes payable in connection with the transaction. Of the cash amount paid at closing, $22,000,000 was placed into escrow, which amount will be released to the sellers in the future subject to the absence or satisfaction of any claims for indemnification made by Brown-Forman.
The description of the Purchase Agreement contained in this Current Report on Form 8-K is qualified entirely by reference to the text of the Purchase Agreement, which is incorporated by reference herein from Exhibit 2.1 of Brown-Forman’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2006 and Item 1.01 above.
ITEM 7.01 REGULATION FD DISCLOSURE
On January 18, 2007, Brown-Forman issued a press release announcing the closing of its acquisition of Grupo Industrial Herradura and the reduction of the Initial Purchase Price from $876,000,000 to $776,000,000. This reduction was negotiated in light of some business softness in Mexico in 2006, primarily in the second half, and additional business information from Grupo Industrial Herradura.
In its announcement of the closing of the acquisition, Brown-Forman stated that it expects that the earnings dilution as a result of this acquisition will be $0.14 to $0.18 per share for Fiscal 2007, which ends on April 30, 2007. This increase over the earlier estimate of $0.08 to $0.12 is the result of expected lower profitability of the business in Mexico; higher upfront transition costs, including the purchase of U.S. distributor inventory; and the effect of amortizing the buy-out of U.S. distribution rights for the Tequila Herradura brand over the next five years. These higher costs are anticipated to be partially offset by lower interest expense.
A copy of the press release is furnished herewith as Exhibit 10.2.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (a) Not applicable.

     (b) Not applicable.
     (c) Not applicable.
     (d)

10.1
Third Amendment, dated January 18, 2007, to the Asset Purchase Agreement dated as of August 25, 2006 among Jose Guillermo Romo de la Peña, Luis Pedro Pablo Romo de la Peña, Grupo Industrial Herradura, S.A. de C.V., certain of their respective affiliates, Brown-Forman Corporation and Brown-Forman Tequila Mexico, S. de R.L. de C.V., a subsidiary of Brown-Forman Corporation

10.2	Press Release dated January 18, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown-Forman Corporation

(Registrant)

January 19, 2007	/s/ Nelea A. Absher

(Date)	Nelea A. Absher
Vice President and Assistant Corporate Secretary